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                                                                      Exhibit 7

                           CONFIDENTIALITY AGREEMENT

     In connection with considering a possible transaction (a "Transaction") between our two companies (each party being hereinafter referred to, collectively with its respective subsidiaries, affiliates and divisions, as a "Company"), each Company (in its capacity as a provider of information hereunder being referred to as a "Provider"), may make available to the other Company (in its capacity as a recipient of information hereunder being referred to as a "Recipient") from time to time certain information concerning its business, financial condition, operations, assets and liabilities. As a condition to such information being provided to each Recipient and its Recipient Representatives (as hereinafter defined), each Recipient agrees to treat any information concerning the Provider (whether prepared by the Provider, such Provider's Representatives (as hereinafter defined), or otherwise and irrespective of the form of communication) which is furnished hereunder to the Recipient or to such Recipient's Representatives now or in the future by or on behalf of the Provider (collectively referred to in this agreement as the "Confidential Information") in accordance with the provisions of this agreement, and to take or abstain from taking certain other actions hereinafter set forth. As used in this agreement, a "Recipient's Representatives" or a "Provider's Representatives" shall include the directors, officers, employees, agents, partners or advisors of such Recipient or Provider (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

     1. CONFIDENTIAL INFORMATION. The term "Confidential Information" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by either Recipient or such Recipient's Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such Recipient or such Recipient's Representatives pursuant hereto. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this agreement by a Recipient or such Recipient's Representatives, (ii) was within the Recipient's or such Recipient's Representative's possession prior to its being furnished to the Recipient or such Recipient's Representatives by or on behalf of the Provider; provided that the source of such information was not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party in relation to that information, or (iii) is or becomes available to the Recipient or such Recipient's Representatives on a non-confidential basis from a source other than the Provider or any of its Representatives, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information.

     2. USE OF CONFIDENTIAL INFORMATION. Each Recipient agrees that such Recipient and such Recipient's Representatives shall use the Confidential Information solely for the purpose of evaluating a possible Transaction between the Companies; that the Confidential Information will be kept confidential; and that the Recipient will not disclose any Confidential Information in any manner whatsoever; provided that any of such Confidential Information may be disclosed to Recipient's Representatives to the extent of their need to know such information for the sole purpose of assisting the Recipient in the evaluation of a possible Transaction between the Companies and on the condition that such Recipient's Representatives are informed by the Recipient of the confidential nature of such information and that by receiving such information they are agreeing to be bound by the confidentiality obligations in this agreement. In any event, each Recipient agrees to be responsible for any breach of this letter agreement by any of its Recipient's Representatives.

     3. NON-DISCLOSURE OF DISCUSSIONS. In addition, each Recipient agrees that, without the prior written consent of the Provider, such Recipient and such Recipient's Representatives will not make any public announcement or public statement concerning, or disclose to any other person, the fact that any Confidential Information has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction involving the Companies or any of the terms, conditions or other facts with respect thereto (including the status hereof); provided that such Recipient may make such public announcement, public statement or disclosure if in the opinion of such Recipient's outside counsel or General Counsel, such public announcement, public statement or disclosure is necessary to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which such Recipient's securities are listed or trade. In such event, the Recipient shall use its best efforts to give advance notice to the Provider and to consult with the Provider on timing and content of any such public announcement or public statement or disclosure.

     4. REQUIRED DISCLOSURE. In the event that either Recipient or any of such Recipient's Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings,
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subpoena, civil investigative demand or other similar process) to disclose any
Confidential Information or any of the facts disclosure of which is prohibited under paragraph (3) of this agreement, such Recipient shall provide the Provider with prompt written notice of any such request or requirement so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver, the Recipient or any of such Recipient's Representatives are nonetheless, in the opinion of the Recipient's or (in the case of disclosure requested or required of a Recipient's Representative) such Recipient's Representative's outside counsel or General Counsel, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, such Recipient or such Recipient's Representatives may, without liability hereunder disclose only that portion of the Confidential Information which such counsel advises is legally required to be disclosed; provided that such Recipient shall exercise reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

     5. TERMINATION OF DISCUSSIONS. If either Company decides that it does not wish to proceed with discussions or negotiations relating to a Transaction with the other, it will promptly notify the other of that decision. In that case, or at any time upon the request of either party for any reason, each Company will promptly deliver to the other all Confidential Information (and all copies thereof) furnished to such Company in its capacity as a Recipient or such Recipient's Representatives by or on behalf of the other Company in its capacity as Provider pursuant hereto. In the event of such a decision, all other Evaluation Material prepared by either Company in its capacity as a Recipient or such Recipient's Representatives shall, at the Recipient's option, be destroyed or returned and no copy thereof shall be retained and the Recipient shall provide to the other Company a certificate of compliance with this sentence. Notwithstanding the return or destruction of the Evaluation Material, each Company in its capacity as a Recipient and such Recipient's Representatives will continue to be bound by such Recipient's respective obligations of confidentiality and other obligations hereunder for a period of five (5) years from the date hereof.

     6. STANDSTILL. For a period of three (3) years from the date hereof, each Company agrees that neither it nor any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will (nor will it assist, provide or arrange financing to or for others or encourage others to) directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the other Company's Board of Directors, Chairman or Chief Executive Officer.

          A. acquire or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 1% of any class of voting securities issued by the other Company, or any rights or options to acquire such ownership (including from a third party);

          B. propose a merger, consolidation or similar transaction involving the other Company;

          C. offer, seek or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the other Company;

          D. seek or propose to influence or control the management or policies of the other Company or to obtain representation on the other Company's Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the other Company;

          E. enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

          F. seek or request permission to do any of the foregoing or seek any permission to make any public announcement with respect to any of the foregoing.

provided that (i) it is understood that the provisions of this paragraph shall not prohibit the ongoing discussions continuing to be pursued by the management of the respective Companies in accordance with the provisions of this agreement, and (ii) if a Company enters into a definitive agreement with a third party pursuant to which such third party will make a tender or exchange offer for, or otherwise acquire (by merger, consolidation, purchase or otherwise) 50% or more of the common stock or other equity interests, assets or earning power of such other Company, then the other Company shall be permitted to contact privately the chairman of the board of directors of such Company (or any person

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designated by such chairman) and submit to such chairman or other person an offer to acquire Voting Securities or assets of such Company and/or a request to negotiate with such Company with respect to such offer.

     7. NONSOLICITATION. For a period of two (2) years from the date hereof, each Company agrees that it will not directly or indirectly solicit to employ any current employee of the other Company; provided, however, that the foregoing shall not apply to (i) any such employee who has left the employment of the other Company prior to the commencement of such solicitation, or (ii) generalized searches for employees by use of advertisements in the media.

     8. MISCELLANEOUS. Each Company agrees that unless and until a definitive agreement between the parties with respect to any transaction has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of our respective Representatives except for the matters specifically agreed to in this agreement. Each Company further acknowledges that neither Company shall have any obligation to furnish Confidential Information to the other or to authorize or pursue with the other any transaction. Each Company acknowledges and agrees that each reserves the right, in it sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the other at any time subject to the provisions set forth herein. The agreements set forth in this agreement may be modified or waived only by a separate writing between the parties hereto.

     9. INJUNCTIVE RELIEF. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

     10. NO REPRESENTATION OR WARRANTY. Each Company understands and acknowledges that neither Company, in its capacity as a Provider, nor such Provider's Representatives, makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the other Company in its capacity as a Recipient or to any of such Recipient's Representatives relating to or resulting from the use of the Evaluation Material furnished to such Recipient or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     11. COMMONALITY OF INTEREST. To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of both companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by either Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

     12. COMPLIANCE WITH SECURITIES LAWS. Each Company, in its capacity as a Recipient, acknowledges and agrees that such Recipient is aware (and that such Recipient's Representatives are aware or, upon receipt of any Evaluation Material, will be advised by such Recipient) of the restrictions imposed by the Unites States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that such Recipient and such Recipient's Representatives will comply with such laws.

     13. NO WAIVER. Any forbearance or delay by either party in exercising any right, power or privilege under the terms of this agreement shall not be construed as a waiver thereof or of a right thereafter to enforce the same.

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     14.  NOTICES; CONSENTS.  Any notice or consent called for by this agreement shall be in writing or by means of an electronic communication method which produces a written record, and shall be sent or transmitted to the respective parties at the address shown below:

if to Morton:            Morton International, Inc.
                         100 North Riverside Plaza
                         Chicago, Illinois 60606
                         Attention: Chief Executive Officer
if to RandH:             Rohm and Haas Company
                         100 Independence Mall West
                         Philadelphia, Pennsylvania 19106
                         Attention: Chief Executive Officer

     15. SUCCESSORS AND ASSIGNS. This agreement shall inure to the benefit of the parties hereto and shall be binding upon their respective successors and assigns.

     16. GOVERNING LAW. This agreement shall be governed by Illinois law, without reference to its conflict of laws principles.

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     IN WITNESS WHEREOF, the parties have cause this agreement to be executed and delivered by their duly authorized representatives, this 24th day of November, 1998.

                                      MORTON INTERNATIONAL, INC.

                                      By: /s/ S. JAY STEWART
                                        ----------------------------------------
                                        Name: S. Jay Stewart
                                          Title: Chairman and Chief
                                              Executive Officer

                                      ROHM AND HAAS COMPANY

                                      By: /s/ BRADLEY J. BELL
                                        ----------------------------------------
                                        Name: Bradley J. Bell
                                          Title: Vice President and Chief
                                              Financial Officer

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